UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 27, 2005

GOLDEN STAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

CANADA	1-12284	98-0101955
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10901 West Toller Drive,
Suite 300
Littleton, Colorado	80127-6312
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 830-9000

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 27, 2005, Golden Star Resources Ltd. (“Golden Star”) entered into a Pre-Merger Agreement (the “Agreement”) with St. Jude Resources Ltd., a Canadian corporation (“St. Jude”).  The Agreement provides that Golden Star will complete a business combination under which Golden Star will acquire 100% of the issued and outstanding common shares of St. Jude (the “St. Jude Common Shares”) and other securities of St. Jude, following which St. Jude will become a wholly-owned subsidiary of Golden Star (the “Business Combination”).  The Business Combination is expected to be effected pursuant to a court ordered plan of arrangement under the Canada Business Corporation Act.

The Agreement provides that, subject to the terms and conditions of the Agreement, (i) the holders of St. Jude Common Shares will exchange their St. Jude Common Shares for common shares of Golden Star (the “Golden Star Common Shares”) on the basis of 0.72 Golden Star Common Shares for each St. Jude Common Share, and (ii) the outstanding warrants and options of St. Jude (the “St. Jude Convertible Securities”) shall be exchanged for Golden Star warrants or options, such that each holder will be entitled to receive on the exercise thereof that number of Golden Star Common Shares that is equal to the number of St. Jude Common Shares that would otherwise have been issuable upon the exercise thereof multiplied by 0.72, with the exercise price being appropriately adjusted as well.

The Agreement further provides that the number of directors of Golden Star will be increased to seven (7).  All of the current directors of Golden Star will remain directors of Golden Star, and St. Jude will be entitled to nominate one nominee (who will be the Chief Executive Officer of St. Jude) to the board of directors of Golden Star and, subject to any applicable legal requirements, Golden Star will propose the Chief Executive Officer of St. Jude as a director to its shareholders at its next annual general meeting and will solicit proxies in favor of his election to the board of directors at such meeting.

The parties agreed to negotiate and enter into a definitive agreement providing for the Business Combination as soon as practicable and, in any event, on or before October 17, 2005.  Both Golden Star and St. Jude have made representations, warranties and covenants in the Agreement, customary for agreements of this type, including that until the effective date of the transaction or until the agreement is terminated, each party will continue to operate its business in the ordinary and regular course of business and will not take any action inconsistent with the Agreement or the Business Combination.  The Agreement contains a nonsolicitation provision applicable to St. Jude, and St. Jude has agreed to pay a termination fee to Golden Star of Cdn$4.0 million if the Agreement is terminated under certain circumstances prior to completion of the Business Combination.

Consummation of the Business Combination is intended by the parties to occur by December 16, 2005 and is subject to customary conditions to closing, including approval of the Business Combination by the holders of the St. Jude Common Shares and the St. Jude Convertible Securities in accordance with applicable corporate laws.

The foregoing summary description of the terms of the Agreement may not contain all information that is of interest.  For further information regarding the terms and conditions of the Business Combination and the provisions of the Agreement, reference is made to the Agreement which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(c)   Exhibits.

Exhibit No.	Description
10.1	Pre-merger Agreement, dated September 27, 2005, between Golden Star Resources Ltd. and St. Jude Resources Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2005

Golden Star Resources Ltd.

	By:	/s/ Allan J. Marter
Allan J. Marter
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Pre-merger Agreement, dated September 27, 2005, between Golden Star Resources Ltd. and St. Jude Resources Ltd.